Filed Pursuant to Rule 433

Registration Statement No. 333-196343

January 14, 2016

THE TORONTO-DOMINION BANK

US$500,000,000 FLOATING RATE SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2019

FINAL TERM SHEET

DATED JANUARY 14, 2016

This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated January 14, 2016, the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated June 6, 2014 and the caption “Description of the Debt Securities” in the Short Form Base Shelf Prospectus dated June 6, 2014.

Issuer:	The Toronto-Dominion Bank

Issue:	Floating Rate Senior Medium-Term Notes, Series A, due 2019 (the “Notes”)

Expected Ratings[1]:	Moody’s Investors Service: Aa1 (outlook: negative) / Standard & Poor’s: AA- (outlook: stable)

Principal Amount:	US$500,000,000

Issue Price:	100.000% plus accrued interest, if any, from January 22, 2016

Trade Date:	January 14, 2016

Settlement Date (T+5)[2]:	January 22, 2016 (DTC)

Maturity Date:	January 22, 2019

Minimum Denomination:	US$2,000 and multiples of US$1,000

Base Rate:	USD LIBOR

Index Maturity:	Three months

Spread:	+84 basis points

Commissions:	0.250%

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.
[2]	Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Interest Payment Dates and Interest Reset Dates:	Quarterly, on January 22, April 22, July 22 and October 22 of each year, beginning April 22, 2016.

Interest Determination Date:	The second London business day preceding the applicable Interest Reset Date.

Day Count Fraction:	Actual/360

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for TaxPP Reasons:	In certain circumstances where the Issuer has or will become obligated to pay additional amounts (as described in the pricing supplement), the Issuer may, at its option, redeem the Notes in whole, but not in part, at any time before maturity, after giving not less than 30 nor more than 60 calendar days’ notice to the holders of the Notes, at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but excluding, the redemption date.

Listing:	None

Joint Book-Runners:	TD Securities (USA) LLC Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	ANZ Securities, Inc. Desjardins Securities Inc. Lloyds Securities Inc. nabSecurities, LLC The Williams Capital Group, L.P.

CUSIP / ISIN:	89114QBF4 / US89114QBF46

The Issuer has filed a registration statement (including a prospectus supplement and a short form base shelf prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Book-Runners will arrange to send you the pricing supplement, when available, the prospectus supplement, and the short form base shelf prospectus if you request them by contacting TD Securities (USA) LLC at 1-855-495-9846, Citigroup Global Markets Inc. at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 and Wells Fargo Securities, LLC at 1-800-645-3751.